                                                                       Exhibit 5

                                                                December 9, 1998

Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

Re: Herley Industries, Inc.
    Registration Statement on Form S-4

Gentlemen:

Reference is made to the filing by Herley Industries, Inc. (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement"), as amended, with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 966,975 common stock purchase warrants (the "Warrants") and the underlying 966,975 shares of the Company's common stock, par value $.001 per share (the "Common Stock").

We have acted as counsel to the Company in connection with the preparation and execution of the Agreement and Plan of Merger dated as of August 21, 1998, as amended (the "Agreement") among General Microwave Corporation ("GMC"), eleven GMC shareholders, GMC Acquisition Corporation ("Acquisition") and the Company. Pursuant to the terms of the Agreement, Acquisition will merge with and into GMC and GMC will become a wholly-owned subsidiary of the Company. The Warrants and any underlying shares of Common Stock issued upon any exercise of the Warrants are being issued to former shareholders of GMC pursuant to the terms of the Agreement.

As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate and Warrant certificate and such other documents as we have deemed necessary or relevant under the circumstances.

Based upon our examination, we are of the opinion that:

1. The Company is duly organized and validly existing under the laws of the State of Delaware.

2. The Warrants covered by the Registration Statement have been duly authorized and, when issued in accordance with their terms, as more fully described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3. The shares of Common Stock reserved for issuance upon the exercise of the Warrants when issued in accordance with the terms and conditions of such Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in the Prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     /s/ Blau, Kramer, Wactlar & Lieberman, P.C.